Exhibit 99

RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(605) 336-2750	(312) 640-6672	(312) 640-6667
FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 16, 2006
RAVEN INDUSTRIES ANNOUNCES THIRD QUARTER RESULTS;
Challenging Agricultural Market Reduces Profit Growth
SIOUX FALLS, SD—November 16, 2006—Raven Industries, Inc. (RAVN: NasdaqNGS) today reported sales and earnings for its third quarter ended October 31, 2006. Net sales rose six percent to $57.4 million from $54.1 million in the third quarter 2005. Net income for the quarter was relatively flat at $7.0 million, or $0.38 per share, from $6.9 million, or $0.37 per share in the prior year period. Raven’s results this quarter once again were driven by the strength of its Engineered Films Division. In addition, the company’s Electronic Systems Division reported record quarterly revenues and strong incremental profitability. Despite continued weakness in the agricultural markets, the company remains focused on new products and expanding distribution for its Flow Controls Division.
For the first nine months of the fiscal year, Raven reported total sales of $166.3 million, an increase of 11 percent from the $150.1 million a year earlier. Net income for this period rose four percent to $19.6 million, or $1.07 cents per share, from $18.8 million, or $1.03 cents per share.
Ronald Moquist, chief executive officer, noted, “We continue to benefit from our investments in specialty films. Meanwhile, the Electronic Systems Division turned in a stellar performance this quarter. We benefited from strong incremental demand, demonstrating the ongoing profit potential from this segment. We were also pleased to see Aerostar post a small profit. However, Flow Controls continues to be impacted by softer sales trends. In the near term, Raven continues to produce superior levels of cash flow. Longer-term, we are optimistic regarding our ability to achieve the company’s targeted 12 percent sales and 15 percent profit growth, although quarterly comparisons will continue to challenge us until we see the benefit of our new film capacity and improved farm activity.”
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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Segment Performance
Engineered Films Division (EFD) sales increased 13 percent to $26.2 million for the third quarter, compared with $23.2 million in the same quarter a year ago. Operating income rose 22 percent to $6.9 million versus the prior year period. For the nine months, sales were $71.3 million, up 26 percent over last year, and operating income increased 37 percent, reaching $19.1 million.
Sales this quarter included $5.5 million of disaster film shipments, which compares to $3.2 million shipped during last year’s quarter. Pit-lining sales to oil and gas fields were also up significantly in the quarter. Third-quarter selling prices were up approximately 10 percent over the comparable period last year. The heavy use of existing capacity also added to profitability.
Moquist noted, “Films has been the driving force behind our growth this year, but we enter this fourth quarter without any expectation of disaster film sales. In the fourth quarter last year we shipped over $6 million of disaster films. In addition, selling prices are beginning to decline, further reducing revenue comparisons. We have invested significant capital in technologies that we believe will deliver long-term benefits by generating continued growth in sales at attractive gross margins. Looking forward into next year, we do not anticipate the same level of operating leverage compared to recent quarters since we will no longer be running near capacity. Early in the first quarter of next year we will have our 60 percent increase in extrusion capacity up and running, increasing our depreciation expense significantly over this year’s levels. While it will take two or three years to fully utilize this new capacity, we expect that this division will develop the new products that will produce top line growth.”
Flow Controls Division (FCD) sales for the third quarter fell 18 percent, from $12.5 million in the prior year period, to $10.3 million. The North American agricultural market remains weak, impacting the company’s customers. Operating income declined 42 percent to $2.1 million from year-ago levels as a result of the impact of lower sales on relatively fixed costs. Nine-month sales of $35.1 million were down six percent compared to the year-earlier period and operating income of $8.1 million was off 26 percent from the first nine months of the prior year. Nine-month operating results were impacted by expenses incurred in the first half of the year to upgrade products in the field and the company’s level of investment in product development, sales and marketing.
Moquist added, “We just haven’t seen the pick up we had hoped to see in Flow Controls. The weak ag market continues to depress sales and profits in this division. While we witnessed commodity prices strengthening late in the quarter, investment activity on the farm is well below the optimal level. We don’t expect a market turnaround any time soon and as a result, we will continue to emphasize our new products as productivity tools to help growers manage their operations. We remain committed to expanding our international distribution network.”
Electronic Systems Division (ESD) sales for the third quarter increased 29 percent to $17.6 million and operating income was up 57 percent to $3.0 million, driven by a favorable product mix and strong capacity utilization. For the nine months, sales of $49.3 million were up 16
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percent and operating income of $7.9 million was up 15 percent from one year earlier. Operating margins in the 17 percent range reflect the company’s focus on higher margin customers.
Moquist noted, “Within our existing client base, we see a lot of additional opportunities for high-mix, low-volume projects. We can meet their product needs in a tight timeframe and we generate good margins. Customers are accelerating delivery dates and we believe that the fourth quarter will see continued sales growth with another strong profit contribution.”
Aerostar sales for the third quarter declined 31 percent to $3.2 million from the same period a year ago, resulting in an operating profit of $147,000 compared to an $805,000 operating profit one year earlier. For the nine months, sales of $10.6 million were down 24 percent and this business segment reported an operating profit of $69,000 compared to an operating profit of $2.2 million in the nine months ended October 2005. In the year-ago period, the company was still shipping cargo parachutes under a large military contract, which was completed in October 2005.
Aerostar is under contract to start delivering on a $6.6 million parachute order during the fourth quarter, with most of the order shipping in fiscal 2008. The company believes that the order and expected reorders will help Aerostar regain profitability.
“We were pleased to see Aerostar post a small profit for the third quarter,” Moquist said. “Our strategy is to target more high-tech opportunities for this group and thus yield higher margins. A big focus during the third quarter was on developing voice and data relay opportunities. We’ve had a great reception from our customers using our technically-advanced inflatables and see this as a niche that we will continue to grow. This segment has the potential to generate upwards of $3 million in annual operating income, as it has in the past.”
Balance Sheet and Cash Flows
The company’s cash and investment balances were $10.6 million at October 31, 2006, versus $12.2 million one year earlier. Operating cash flows for the first nine months totaled $21.1 million compared with $15.5 million for the prior year period. Favorable working capital utilization accounted for most of the improvement. Cash used for capital expenditures increased by $8.8 million over the prior year due primarily to capacity expansion in Engineered Films. Cash returned to shareholders increased by 63 percent, from $4.8 million to $7.9 million, as a result of higher dividends and share repurchases.
Outlook
Moquist summarized, “Our Engineered Films Division has put us on pace to achieve record earnings in the current fiscal year. In the fourth quarter, an expected strong performance from our Electronic Systems Division and a solid turnaround from Aerostar will be important contributors. However, without a disaster film order, we expect Engineered Films sales and earnings will decline in the fourth quarter. The Flow Controls Division is expected to see growth from its navigational guidance products, but probably not until next year. As a result, we expect relatively flat fourth quarter earnings when compared to last year.”

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About Raven Industries, Inc.
Celebrating its 50th anniversary, Raven is an industrial manufacturer that provides electronics manufacturing services, reinforced plastic sheeting and flow control devices to various markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its third quarter fiscal 2007 performance and related trends in its business. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to access the call by dialing 800-811-8824. To participate on the webcast, log on to the company’s website at www.ravenind.com 15 minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour following the completion of the call, and will continue through November 23. To access the rebroadcast, dial 888-203-1112 and request reservation number 4583104. A replay of the call will also be available on the Internet at www.ravenind.com for 90 days.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this report are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates, “believes,” “expects,” “intends,” “may,” “plans” and similar expressions are intended to identify forward-looking statements. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there is no assurance that such assumptions are correct or that these expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect certain of the Company’s primary markets, such as agriculture and construction, or changes in competition, raw material availability, technology or relationships with the Company’s largest customers, any of which could adversely impact any of the Company’s product lines, as well as other risks described in the Company’s 10-K under Item 1A. The foregoing list is not exhaustive and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.
For more information on Raven Industries, please visit the company’s website at
www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2006	2005	Change	2006	2005	Change
Net sales	$57,435	$54,135	6%	$166,281	$150,143	11%
Cost of goods sold	42,955	39,922		123,727	109,887

Gross profit	14,480	14,213	2%	42,554	40,256	6%

Selling, general and administrative expenses	3,940	3,645		12,665	11,253

Operating income	10,540	10,568	0%	29,889	29,003	3%

Other income, net	(173)	(67)		(376)	(121)

Income before income taxes	10,713	10,635	1%	30,265	29,124	4%

Income taxes	3,745	3,766		10,668	10,324

Net income	$6,968	$6,869	1%	$19,597	$18,800	4%

Net income per common share:
-basic	$0.39	$0.38	3%	$1.08	$1.04	4%
-diluted	$0.38	$0.37	3%	$1.07	$1.03	4%

Weighted average common shares outstanding:
-basic	18,075	18,059		18,096	18,050
-diluted	18,247	18,326		18,298	18,312
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2006	2005	Change	2006	2005	Change
Net Sales:
Engineered Films	$26,230	$23,197	13%	$71,339	$56,734	26%
Flow Controls	10,335	12,544	(18)%	35,099	37,259	(6)%
Electronic Systems	17,641	13,692	29%	49,276	42,313	16%
Aerostar	3,229	4,702	(31)%	10,567	13,837	(24)%

Total Company	$57,435	$54,135	6%	$166,281	$150,143	11%

Operating Income:
Engineered Films	$6,851	$5,632	22%	$19,128	$13,935	37%
Flow Controls	2,117	3,631	(42)%	8,053	10,934	(26)%
Electronic Systems	3,012	1,921	57%	7,920	6,914	15%
Aerostar	147	805	(82)%	69	2,162	(97)%

Total Segment Income	12,127	11,989		35,170	33,945
Corporate Expenses	(1,587)	(1,421)	(12)%	(5,281)	(4,942)	(7)%

Total Company	$10,540	$10,568	0%	$29,889	$29,003	3%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	October 31	January 31	October 31
	2006	2006	2005
ASSETS
Cash, cash equivalents and short-term investments	$10,555	$11,409	$12,215
Accounts receivable, net	27,275	29,290	29,435
Inventories	28,078	27,819	25,458
Prepaid expenses and other current assets	3,417	2,827	3,209

Total current assets	69,325	71,345	70,317

Property, plant and equipment, net	35,334	25,602	22,112
Other assets, net	9,334	9,210	9,746

	$113,993	$106,157	$102,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$4,800	$8,179	$8,623
Accrued and other liabilities	10,233	11,871	11,646

Total current liabilities	15,033	20,050	20,269

Other liabilities	2,046	1,718	1,473
Shareholders’ equity	96,914	84,389	80,433

	$113,993	$106,157	$102,175

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Nine Months Ended October 31
	2006	2005
Cash flows from operating activities
Net income	$19,597	$18,800
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,264	3,634
Deferred income taxes	(246)	(455)
Other operating activities, net	(2,538)	(6,480)

Net cash provided by operating activities	21,077	15,499

Cash flows from investing activities
Capital expenditures	(14,223)	(5,409)
Acquisition of businesses	—	(2,803)
Other investing activities, net	(183)	506

Net cash used in investing activities	(14,406)	(7,706)

Cash flows from financing activities
Dividends paid	(4,884)	(3,791)
Purchase of treasury stock	(3,007)	(1,038)
Long-term debt principal payments	(16)	(55)
Other financing activities, net	378	193

Net cash used in financing activities	(7,529)	(4,691)

Effect of exchange rate changes on cash	4	(6)

Net increase (decrease) in cash and cash equivalents	(854)	3,096
Cash and cash equivalents at beginning of period	9,409	6,619

Cash and cash equivalents at end of period	8,555	9,715
Short-term investments	2,000	2,500

Cash, cash equivalents and short-term investments	$10,555	$12,215